NEWS FROM:		Exhibit 99.1

GRIFFIN INDUSTRIAL REALTY, INC.	CONTACT:
Anthony Galici
Chief Financial Officer
(860) 286-1307

GRIFFIN ANNOUNCES FISCAL 2016 FIRST QUARTER LEASING

            NEW YORK, NEW YORK (March 9, 2016) Griffin Industrial Realty, Inc. (NASDAQ: GRIF) (“Griffin”) announced that in the fiscal 2016 first quarter, Griffin leased approximately 132,000 square feet of industrial/warehouse space, including the previously announced lease of approximately 102,000 square feet in 4270 Fritch Drive (“4270 Fritch Drive”), one of Griffin’s industrial/warehouse buildings in the Lehigh Valley of Pennsylvania, and a full building lease of an approximately 31,000 square foot industrial/warehouse building in Bloomfield, Connecticut. The new lease at 4270 Fritch Drive is expected to become effective in the fiscal 2016 second quarter, and as a result of this lease, Griffin’s four Lehigh Valley industrial/warehouse buildings are now fully leased. In the fiscal 2015 fourth quarter, Griffin started construction on 5210 Jaindl Boulevard (“5210 Jaindl Boulevard”), an approximately 252,000 square foot industrial/warehouse building in the Lehigh Valley that is not yet leased. The shell of 5210 Jaindl Boulevard is expected to be completed in the fiscal 2016 second quarter. Including 5210 Jaindl Boulevard, when completed, Griffin will own approximately 1,183,000 square feet of industrial/warehouse space in the Lehigh Valley.

            Griffin’s leasing activity in the fiscal 2016 first quarter also included a reduction of approximately 31,000 square feet of office/flex space under lease, as the tenant that leased the approximately 31,000 square feet of industrial/warehouse space in Bloomfield, Connecticut relocated from approximately 21,000 square feet in one of Griffin’s office buildings and another tenant reduced its office space under lease by approximately 10,000 square feet in connection with a lease extension. As of the end of the fiscal 2016 first quarter, Griffin’s portfolio of approximately 3,044,000 square feet (excluding 5210 Jaindl Boulevard) was approximately 92% leased, as compared to approximately 89% leased at the end of fiscal 2015.

Forward-Looking Statements:

         This Press Release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act of 1934, as amended. These forward looking statements include the timing on the new lease in 4270 Fritch Drive becoming effective and the timing on completion of construction of 5210 Jaindl Boulevard. Although Griffin believes that its plans, intentions and expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such plans, intentions or expectations will be achieved. The projected information disclosed herein is based on assumptions and estimates that, while considered reasonable by Griffin as of the date hereof, are inherently subject to significant business, economic, competitive and regulatory uncertainties and contingencies, many of which are beyond the control of Griffin and which could cause actual results and events to differ materially from those expressed or implied in the forward-looking statements. Important factors that could affect the outcome of the events set forth in these statements are described in Griffin’s Securities and Exchange Commission filings, including the “Business”, “Risk Factors” and “Forward-Looking Information” sections in Griffin’s Annual Report on Form 10-K for the fiscal year ended November 30, 2015. Griffin disclaims any obligation to update any forward-looking statements as a result of developments occurring after the date of this press release except as required by law.